SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                         Commission File Number 0-25216


                   NETCOM ON-LINE COMMUNICATION SERVICES, INC.
             (Exact name of registrant as specified in its charter)


         2 N. SECOND STREET, PLAZA A, SAN JOSE, CA 95113 (408) 881-3516
               Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                  COMMON STOCK, PAR VALUE $0.01 PER SHARE, AND
                         PREFERRED STOCK PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)


                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]       Rule 12h-3(b)(1)(ii)             [ ]
Rule 12g-4(a)(1)(ii)          [ ]       Rule 12h-3(b)(2)(i)              [ ]
Rule 12g-4(a)(2)(i)           [ ]       Rule 12h-3(b)(2)(ii)             [ ]
Rule 12g-4(a)(2)(ii)          [ ]       Rule 15d-6                       [ ]
Rule 12h-3(b)(1)(i)           [X]


     Approximate number of holders of record as of the certification or notice date: ONE


     Pursuant to the requirements of the Securities Exchange Act of 1934, NETCOM On-Line Communication Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  JANUARY 23, 1998          BY:  /s/ Kirt E. Johnson
                                    ------------------------------------
                                     Kirt E. Johnson
                                     Chief Financial Officer
                                     NETCOM On-Line Communication Services, Inc.